                                                                EXHIBIT 2.5


                         [NATCO GROUP, INC. LETTERHEAD]



                                   October 28, 1999
                                   Revision 4



Mr. Guy Carriere
Modular Production Equipment, Inc.
10430 Rodgers Road
Houston,  TX   77070

Re: Possible Acquisition of Modular Production Equipment, Inc. ("MPE") by NATCO Group, Inc. ("NGI")

Dear Mr. Carriere:

         This Letter of Intent sets forth the mutual intention of NATCO Group Inc. ("NGI") and Modular Production Equipment, Inc. ("MPE") and its shareholders, Guy and Nadine Carriere, (together, the "Shareholders") to pursue in good faith the purchase of all of the outstanding shares of stock of MPE (the "Shares") by NGI ("Acquisition") on the general terms and conditions set forth herein. This Letter of Intent, whether or not accepted and signed by any or all of the parties, is not a binding agreement to proceed with the Acquisition. A BINDING AGREEMENT TO PROCEED WILL ONLY BE EVIDENCED BY A SUBSEQUENT STOCK PURCHASE AGREEMENT ("AGREEMENT")TO BE NEGOTIATED AND EXECUTED BY NGI, MPE AND THE SHAREHOLDERS.

1. The Acquisition will be made on the following terms. At closing, NGI will pay certain consideration ("Consideration") for all of the MPE shares. The Consideration will be made up of: (i) $2,200,000 cash, subject to increase or decrease ("Adjustment") as outlined below plus (ii) a note (the "Note") in an amount of $500,000. The Adjustment will be equal to the increase or decrease in shareholder's equity of MPE from September 1999 (as shown on the attached September 1999 balance sheet) through the closing, the purchase price to be increased by such increase or decreased by such decrease. The complete methodology and mechanism for calculation of the Adjustment will be set forth in the Agreement. The note will be due in one year and will carry an above market interest rate of 10% per annum. In lieu of receiving a cash payment from the Shareholder, NGI, in its good faith discretion, may elect to offset and/or charge against any and all payments due to MPE under the Note the amount of any Adverse Consequences to which NGI is entitled to or may become entitled to by reason of the provisions of the Agreement. One such Adverse Consequence is the potential for non-payment of $250,000 by Petrobras (or any additional claim by Petrobras over and above this $250,000) for the Maritima P-37V project due to a dispute involving piping specification changes. (In this regard, NATCO will make customary and reasonable attempts to collect these receivables from Petrobras.) At the closing, MPE will forgive the $53,842 loan to officer.

October 28, 1999
Page -2-


2. MPE is understood by NGI to own all intellectual property (including, but not limited to, patents, patents pending, trade secrets, know-how, inventions, designs, processes, methods, computer programs, and technical data) used in the business of MPE, other than intellectual property that is licensed from third parties or is in the public domain. Any royalty payments that are customarily being paid through technology licenses agreements will continue to be paid by NGI after closing, provided that they have been paid as an ordinary operating expense in the past. To the extent that the Shareholder or its employees currently has ideas under development that relate to the water treatment business of MPE, those ideas will be developed as intellectual property owned by MPE or its successors as and to the extent to be provided in the Agreement.

3. NGI will employ Guy Carriere for a period consistent with having MPE make an orderly transition into the NGI headquarters in Houston. This period will be a minimum of 4 months. During this period, Guy Carriere will be paid a salary of $10,000/month. One week paid vacation will be allowed during this period. NGI and Guy Carriere may also discuss a possible consulting relationship for Guy Carriere at a rate of $150/hour for any services agreed upon by the parties after the transition period. In addition, NGI will agree to employ several key MPE employees. At a minimum, these will include Roy Lister, Greg Berger, and Jeff Brackett. These employees will be paid a salary consistent with their experience level and will be eligible for participation in NGI's benefits program. NGI will, at its sole expense, provide Guy and Nadine Carriere with health insurance coverage no less favorable than that currently provided to them until each of them qualifies for Medicare coverage at age 65. NGI agrees to assume the existing lease, at a rate consistent with past practice, for a minimum period of 6 months.

4. The Agreement, when executed, shall be in form customary for transactions of this type and shall also provide specifically for closing conditions, representations, warranties, indemnities, covenants not to compete, and other appropriate covenants, terms, and conditions that the parties deem necessary and advisable and which are mutually acceptable to the parties. The Agreement will define the limits of the indemnities by the Shareholder in favor of NGI and MPE.

5. It is the intention of the parties to execute the Agreement and complete the Acquisition on a closing date that is mutually agreed to, but no later than January 15, 1999. If an Agreement has not been signed by 12/31/99, this Letter of Intent shall terminate unless extended by consent of all parties.

6. MPE's intention is that between today and closing all proposals given to customers, project execution plans, patent applications, changes in staffing and compensation levels, capital expenditures, and other expenses and activities in general will be conducted in the ordinary course of business consistent with past practice.

7. MPE agrees to provide NGI and its advisors and auditors with full cooperation and access to key personnel, business files, books and records as necessary and appropriate to conduct due diligence and to prepare audited financial statements; provided that such access shall be during reasonable business hours and conducted in such manner as not to be disruptive to MPE.





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October 28, 1999
Page -3-

8. No party hereto shall make any public announcement about this Letter of Intent or the proposed Acquisition without the prior written approval of the other parties, unless it determines in good faith that it is legally required to do so.

9. During the term of this Letter of Intent, MPE agrees that it will refrain, and it will instruct its affiliates, employees, and representatives (including its financial advisors) to refrain, from directly or indirectly initiating, soliciting, or encouraging any proposal from a third party for a transaction of the same nature as the Acquisition. If MPE receives any inquiry or proposal that MPE believes they would have an interest in pursuing, MPE will immediately notify NGI thereof in writing. If MPE (directly or through its affiliates, employees and representatives, including its financial advisors) breaches this Section 9 and within one
     (1) year of the termination of this Letter of Intent MPE is sold to a third party for consideration exceeding the amount set forth in Section 1 above, then upon the written request of NGI, MPE shall within thirty (30) days thereafter reimburse NGI for all reasonable expenses incurred in connection with the pursuit of the Acquisition (including expenses incurred in due diligence, lawyers fees, audit fees, and any other related expenditures by
     NGI) up to a maximum aggregate amount of $60,000.

10. Except as set forth in Section 9, each party shall bear its own expenses incurred in connection with this transaction; provided, however, MPE may pay up to a maximum amount of $20,000 of the shareholders pre-closing transaction expenses.

11. This Letter of Intent is not legally binding, except for the provisions of Sections 8, 9, 10 and 11. Either NGI or MPE may terminate this Letter of Intent by written notification to the other at any time. Such termination (or termination in accordance with Section 5) shall terminate all provisions of this Letter of Intent, except that such termination shall not terminate Sections 8, 10 and 11 and the last sentence of Section 9, and it shall not terminate any liability existing at the time of termination for any breach of Sections 9 or 10. The exclusive liability for breach of
     Section 9 shall be as provided in the last sentence thereof.

         If you are in agreement with the foregoing, please sign in the space provided and return this Letter of Intent to me at your earliest convenience.

                                            Respectfully,

                                            /s/ ROBERT A. CURCIO    10/28/99
                                            Robert A. Curcio
                                            Senior Vice President

AGREED to on the 28th day of October, 1999 by:

MODULAR PRODUCTION EQUIPMENT, INC.

By:  /s/  Guy Carriere
    ----------------------------------------
          Guy Carriere, President

     /s/  Nadine Carriere
    ----------------------------------------
          Nadine Carriere

                          Modular Production Equipment
                            Consolidated Departments
                             Corrected Balance Sheet
                            September 30, 1999


                                 ASSETS

Current Assets:

   Cash                                                           44,884.01
   Accounts Receivable                                           751,224.73
   Revenue In Excess of Billings                                 631,340.00
   Advances                                                           62.05
   Inventory                                                     200,636.29
   Other Advances                                                    395.31
   Loan to Officers                                               53,842.26
   Work in Progress                                              108,150.42

        Total Current Assets                                   1,790,335.07

Fixed Assets:
   Equipment to Lease                         74,300.00
   Furniture                                  26,072.31
   Automobile                                 35,313.66
   Property improvements                     160,388.73
   Equipment                                  65,543.58
   Shop Machines                             130,623.04
   Office Equipment                          153,115.72
   Capital Lease Equipment                    57,894.52
   Leased Equipment                           21,043.58
   Deposits                                        0.00
   Letter of Credit                                0.00
                                             ----------
                                             724,275.14
   Less Accumulated Depreciation             358,848.00
                                             ----------

        Total Net Fixed Assets                                   365,427.14

   Research & Development Cost                30,060.70
   Amortized Loan Costs                       22,500.00
   Accumulated Amortization                   18,750.00

        Total Other Assets                                        33,810.70

Total Assets                                                   2,189,572.91

                          Modular Production Equipment
                            Consolidated Departments
                             Corrected Balance Sheet
                               September 30, 1999


                   LIABILITIES AND SHAREHOLDER EQUITY

Current Liabilities:
   Accounts Payable-Trade                                        323,859.88
   Inventory Clearing Account                                          0.00
   Royalty Payable                                                     0.00
   AP Clearing Account                                                 0.00
   Job Cost Clearing Account                                           0.00
   Billings Clearing Account                                           0.00
   Accrued Liabilities                                           178,158.55
   Accrued Salaries/Royalties                                          0.00
                                                               ------------
        Total Current Liabilities                                502,018.43

Long Term Liabilities:
   Domestic Receivables Loan                                           0.00
   Export Receivables Loan                                       925,000.00
   Bridge Loan                                                         0.00
   Truck Loan                                                          0.00
   TCB Equipment Loan                                                  0.00
   TCB Phone Loan                                                  6,626.78
   Car Loan #42287600                                             10,531.96
   Capital Lease Obligations                                      86,932.75
                                                               ------------
       Total Long Term Liabilities                             1,028,091.49

Deferred Income:
   Deferred Income - Projects                                          0.00
                                                               ------------
        Total Deferred Income                                          0.00

Shareholders Equity:
   Common Stock - MPE                         82,000.00
   Common Stock - HPC                            500.00
   Additional Paid in Capital                      0.00
   Profit/Loss Prior Periods                       0.00
   Dividends                                       0.00
   Opening Retained Earnings                 756,168.58
   Profit (Loss) for Period                  178,205.57
                                             ----------
        Total Shareholders Equity                                659,462.99

Total Liabilities & Shareholders Equity                        2,189,572.91